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                                                                     Exhibit 1.1

                             EQUITY FOCUS TRUSTS,
                            CITISECTOR SERIES, 1999


                           REFERENCE TRUST INDENTURE

                        Dated as of October 25, 1999



          This Trust Indenture between Salomon Smith Barney Inc., as Sponsor, and The Chase Manhattan Bank, as Trustee (the "Indenture") sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "The Uncommon Values Unit Trust, Standard Terms and Conditions of Trust for Series formed on or subsequent to July 2, 1985" as amended as of June 27, 1994 (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                               WITNESSETH THAT:


          In consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee agree as follows:


                                    Part I

                    STANDARD TERMS AND CONDITIONS OF TRUST


          Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument, except that all references to "Shearson Lehman Brothers, Inc." shall be deleted and replaced by "Salomon Smith Barney Inc." and all references to "Boston Safe Deposit and Trust Company" or "United States Trust Company of New York" shall be deleted and replaced by "The Chase Manhattan Bank", and further, that The Chase Manhattan Bank shall, by executing this Trust Indenture, be deemed to be the Trustee and a party to said Standard Terms and Conditions of Trust for all purposes of this Trust.


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                                    Part II
                     SPECIAL TERMS AND CONDITIONS OF TRUST


          The following special terms and conditions are hereby agreed to:

     (a) The Securities (including Contract Securities) listed in the Prospectus relating to the Global Research Selections shall be shares of common stock, which Securities have been deposited with (or assigned to) the Trustee under this Indenture. Subject to the provisions contained in the Standard Terms and Conditions of Trust, any new Securities deposited in the Trust Fund pursuant to
SECTION 3.06 will be those which, assuming consummation of the particular transaction, will maintain the same proportionate relationship among the number of shares of each of the various Securities in the Trust Fund as exists among the Securities in the Trust Fund immediately preceding any such deposit or distribution, subject, however, to any change in such proportionate relationship in accordance with SECTIONS 3.05, 3.08, 3.11, 3.12 or 5.02.

     (b) In all places in the Standard Terms and Conditions of Trust where the words "Monthly Income Distribution" appear, these words shall be deleted and replaced by "Income Distribution".

     (c) The definition of "Distribution Agency Agreement" and all references thereto shall be deleted. The term "Distribution Agent" shall mean "The Chase Manhattan Bank".

     (d) The definition of "Distribution Day" shall be deleted and replaced by the following:

          "The day designated as such in the Prospectus under the heading 'Summary of Essential Information'."

     (e) In the definition of Evaluation Time, the words "Part II of the Reference Trust Indenture" shall be changed to read: "the Prospectus."

     (f) SECTION 2.02 is hereby amended by adding the following sentence as the second sentence of SECTION 2.02: "Effective as of the Evaluation Time on October 26, 1999, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on October 25, 1999, the Trustee shall issue such number of additional Units to the Holder of outstanding Units as of the close of business on October 25, 1999, that the price per Unit computed as of the Evaluation Time on October 26, 1999, plus the maximum applicable sales charge shall equal approximately $1 per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation


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on October 25, 1999, there will be a reverse split of the outstanding Units, and said Holder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on October 26, 1999 plus the maximum applicable sales charge shall equal approximately $1 per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence)."

     (g) The third and fourth paragraphs of SECTION 3.04 shall be deleted and replaced by the following four paragraphs:

          "The Income Distribution shall be calculated as follows: The Trustee shall as of each Record Day compute the amount distributable to Holders on the next Distribution Day (the "Income Distribution"), which amount, subject to the limitations on the Trustee's advances set forth in SECTION 3.01(b), shall be equal to the cash balance of the Income Account plus any amount receivable on obligations purchased pursuant to SECTION 3.06(j) on or before the following Distribution Day less accrued and unpaid expenses of the Trust Fund and any amounts payable from the Income Account in respect of Units tendered for redemption prior to such Record Day divided by the number of Units outstanding on such Record Day; provided, however, that as of the Record Date occurring in the month of December of each calendar year, the Trustee shall advance to the Income Account, and shall include in the cash balance thereof, the amount of any dividends not received as of such Record Date which are payable to the Trust Fund prior to the end of the calendar year, and provided further that the Trustee may increase or decrease the amount of the resulting calculation in order to reflect the differences in Income actually received or fees, expenses, losses, liabilities or advances actually incurred or made in any prior period from the amounts estimated therefor. The Trustee shall withold from a Holder's Income Distribution any portion of the Deferred Sales Charge deductible therefrom pursuant to SECTION 3.18 hereof. The Trustee shall be entitled to be reimbursed, without interest, for any and all amounts advanced by it pursuant to the preceding sentence, or otherwise hereunder, from funds subsequently received by the Trust Fund as income on any of the Securities. The Trustee shall be deemed to be the beneficial owner of the income of the Trust Fund to the extent such income is required to reimburse the Trustee for amounts advanced by it pursuant to this Section and to such extent shall have a lien on the assets of the Trust Fund prior to the interest of the Holders.

          "Subject to the provisions of the succeeding two paragraphs, distributions shall be made as follows: on or shortly after each Distribution Day the Trustee shall distribute by check mailed to each Holder of record at the close of business on the preceding Record Day, at the post office address of the Holder appearing on the record books of the Trustee or by any other means mutually agreed upon by the Holder and the Trustee, an amount substantially equal to the Income Distribution in respect of such Distribution Day, plus the Holder's pro rata share of the cash balance of the Capital Account (but not including cash required to purchase Contract Securities or held for reinvestment in Substitute Securities pursuant to SECTION 3.11) computed as of the close of business on the

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     preceding Record Day; provided, however, that the Trustee in its discretion
                           --------  -------
     may on any Distribution Day determine that the amount of the Income Distribution per Unit should be adjusted because of any unusual or extraordinary increase or decrease in the expenses incurred or expected to be incurred by the Trust Fund. In making the computation of such Holder's interest in the balance of the Income Capital Accounts, fractions of less than one cent per unit may be omitted.

          "In the event that the Sponsor adopts a Reinvestment Plan the cash distributions to Holders shall be automatically reinvested by the Sponsor in additional Units of the Trust. Units of the Trust purchased under the Reinvestment Plan shall be purchased at the Sponsor's Repurchase Price (the net asset value per Unit without a sales charge) in effect at the close of business on the Distribution Day. The Units purchased may be either previously issued Units repurchased by the Sponsor or newly created Units created upon the deposit of additional Securities in the Trust. The cost of the Reinvestment Plan will be borne by the Sponsor, at no additional cost to the Trust or individual Holders. Holders will receive an account statement reflecting any purchase of Units under the Reinvestment Plan.
     The Sponsor reserves the right to amend, modify or terminate the Reinvestment Plan at any time without prior notice.

          "A Holder may elect not to participate in the Reinvestment Plan by notifying his financial consultant at Salomon Smith Barney Inc. or by notifying the Trustee in writing by ten days prior to the Distribution Day, which election may be modified or terminated by similar notice. The Sponsor shall promptly inform the Trustee of any election or modification or termination thereof received by it from a Holder and the Trustee shall be authorized conclusively to rely on any notice so received from the Sponsor. In the event the Holder elects not to participate in the Reinvestment Plan, or in the event that the Sponsor does not adopt or terminates a Reinvestment Plan, the Trustee shall distribute the amount described above by check mailed to each Holder of record at the close of business on the preceding Record Day, at the post office address of the Holder appearing on the record books of the Trustee or by any other means mutually agreed upon by the Holder and the Trustee."

     (h) SECTION 3.06 is amended to read as follows:

          "SECTION 3.06.  Deposit of Additional Securities.  (a) Subject to the
                          --------------------------------
     requirements set forth below in this Section, the Sponsor may, on any Business Day (the "Trade Date"), subscribe for Additional Units as follows:

          (1) Prior to the Evaluation Time on the Trade Date, the Sponsor shall provide notice (the "Subscription Notice") to the Trustee, by telecopy or by written communication, of the Sponsor's intention to subscribe for Additional Units. The Subscription Notice shall identify the additional Securities to be acquired ("Additional Securities") (unless such Additional Securities are a precise

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          replication of the then existing portfolio) and shall either (i)
          specify the quantity of Additional Securities to be deposited by the Sponsor on the settlement date for such subscription or (ii) instruct the Trustee to purchase Additional Securities with an aggregate value as specified in the Subscription Notice.

          (2) Promptly following the Evaluation Time on such Business Day, the Sponsor shall verify with the Trustee, by telecopy, the number of Additional Units to be created.

          (3) Not later than the time on the settlement date for such subscription when the Trustee is to deliver the Additional Units created thereby (which time shall not be later than the time by which the Trustee is required to settle any contracts for the purchase of Additional Securities entered into by the Trustee pursuant to the instruction of the Sponsor referred to in subparagraph (1) above), the Sponsor shall deposit with the Trustee (i) any Additional Securities specified in the Subscription Notice (or contracts to purchase such Additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in the amount equal to the aggregate value of the Additional Securities specified in the Subscription Notice, together with, in each case, cash equal to a pro rata portion of the Trust Fund Cash Evaluation (as defined in SECTION 5.01(b) bearing the same ratio to the Units created by the deposit as the Trust Fund Cash Evaluation bears to the Units outstanding immediately prior to the deposit. Each deposit made during the 90 days following the deposit made pursuant to this SECTION 3.06 hereof shall replicate, to the extent practicable, the original proportionate relationship among the number of shares of each Security in the Trust Fund established on the Initial Date of Deposit (the "Original Proportionate Relationship"), adjusted, if appropriate, to reflect (1) the deposit of Substitute Securities pursuant to SECTION 3.11, (2) sale of securities pursuant to SECTION 3.08, 3.12 or 5.02 and (3) the occurrence of any stock dividends, stock splits, redemptions, acquisition of shares through dividend reinvestment plans or similar events. Each deposit made after the 90 days following the deposit made pursuant to this SECTION 3.06 hereof (except for deposits made to replace Failed Securities if such deposits occur within 20 days from the date of a failure occurring within such initial 90 day period) shall maintain exactly the proportionate relationship existing among the Securities as of the expiration of such 90 day period adjusted as provided in the preceding sentence.

          (4) On the settlement date for a subscription, the Trustee shall, in exchange for the Securities and cash or letter of credit described above, issue and deliver to or on the order of the Sponsor the number of Units verified by the Sponsor with the Trustee.

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          (5) Each deposit of Additional Securities, shall be listed in a
          Deposit Certificate delivered to the Sponsor stating the date of such deposit and the number of Additional Units being issued therefor. The Trustee shall acknowledge in such Deposit Certificate the receipt of the deposit and the number of Additional Units issued in respect thereof. The Additional Securities shall be held, administered and applied by the Trustee in the same manner as herein provided for the Securities.

          (6) Additional Securities deposited or purchased with cash or a letter of credit deposited may be purchased in round lots, and if the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, Additional Securities may be deposited (or acquired with cash or a letter of credit deposited) in the order of the Security in the Trust Fund most under-represented immediately before the deposit with respect to the Original Proportionate Relationship.

          (7) All instructions to purchase Additional Securities pursuant to this Section shall be in writing and shall direct the Trustee to perform contracts to purchase Additional Securities including any associated foreign exchange transactions which the Sponsor shall have entered into and assigned to the Trustee.

          (8) Notwithstanding the preceding, in the event that the Sponsor's Subscription Notice shall instruct the Trustee to purchase Additional Securities in an amount which, when added to the purchase amount of all other unsettled contracts entered into by the Trustee, exceeds 50% of the value of the Securities then held (taking into account the value of contracts to purchase Securities only to the extent that there has been deposited with the Trustee cash or an irrevocable letter of credit in an amount sufficient to settle their purchase), the Sponsor shall deposit with the Trustee concurrently with the Subscription Notice cash or an irrevocable letter of credit in an amount such that, when added to 50% of the value of the Securities then held (determined as above) the aggregate value shall be not less than the purchase amount of the securities to be purchased pursuant to such Subscription Notice.

          "(b) If Securities of an issue of Securities originally deposited (an 'Original Issue') are unavailable or cannot be purchased at reasonable prices or their purchase is prohibited or restricted by law, regulation or policies applicable to the Trust Fund or the Sponsor at the time of a subsequent deposit under Subsection 3.06(a), in lieu of the portion of the deposit that would otherwise be represented by those Securities, the Sponsor may (1) deposit (or instruct the Trustee to purchase) (i) Securities of another Original Issue or (ii) 'Replacement Securities' complying with the conditions of paragraphs (c) and (d) of this Section, or
     (2) deposit cash or a letter of credit with instructions to acquire the Securities of the Original Issue when practicable. Any cash or letter of credit deposited under this Subsection 3.06(b) to acquire Securities of an Original Issue or Replacement Securities

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     which at the end of the 90 day period following the Date of Deposit has not been used to purchase Securities shall be used to purchase Securities in accordance with this Subsection 3.06(b), provided that if an instruction to purchase an Additional Security or a Replacement Security has not been given and such cash or letter of credit remain in the Trust Fund after 110 days from the Date of Deposit, the amount thereof shall be distributed, together with the attributable sales charge, at the time and in the manner specified in SECTION 3.11 regarding failed contracts.

          "(c) Replacement Securities shall meet all the conditions applicable to Substitute Securities in SECTION 3.11.

          "(d) In addition to the requirements specified in paragraph (a), Replacement Security must:

                    "(i)  be publicly-traded common stock;

                    "(ii) be issued by an issuer subject to or exempt from the reporting requirements under section 13 or 15(d) of the Securities Exchange Act of 1934 (or similar provision of law); and

                    "(iii) have characteristics sufficiently similar to the characteristics of the other Securities in the Trust Fund as to be acceptable for acquisition by the Trust Fund.

          "(e)The Sponsor may, simultaneously with the Subscription Notice provided in SECTION 3.06(a), deliver to the Trustee the Additional Securities or cash or letter of credit in the aggregate value of the Additional Securities to be purchased pursuant to the Sponsor's instruction, as specified in the Subscription Notice, together with cash equal to the pro rata portion of the Trust Fund Cash Evaluation allocable to the Additional Units to be created, all in the amounts and in the manner provided by the preceding paragraphs of this Section, and the Trustee shall, promptly following the Evaluation Time on such day, deliver to the Sponsor the Additional Units created in respect of such deposit.

          "(f) Execution of a Deposit Certificate shall be deemed a certification by the Sponsor that the purchase of the Securities specified in such Deposit Certificate complies with the conditions specified in this section, as applicable. The Deposit Certificate shall be deemed to restate the representations, agreements and certifications of the Sponsor made in SECTIONs 6-8, inclusive, of the Closing Memorandum for the Trust Fund to which the deposit relates as though the representations, agreements and certifications were made with respect to the Deposit Certificate and the deposit of Securities with the Trustee. The Deposit Certificate shall also be deemed to constitute, for value received, the sale, assignment and transfer to the Trustee of all right, title and interest in and to the Additional Securities identified in the Deposit Certificate and to irrevocably constitute

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

     and appoint the Trustee the Sponsor's attorney in all matters respecting such Securities with full power of substitution in the premises. The Deposit Certificate shall include an acknowledgment by the Trustee that it has delivered to the Sponsor the number of Units specified in the Deposit Certificate. Any Additional Securities received by the Trustee shall be deposited in the Trust Fund and shall be subject to the terms and conditions of this Indenture to the same extent as the securities originally deposited hereunder. Any contract to purchase Additional Securities pursuant to this SECTION 3.06 that is declared by the Sponsor to have failed due to reasons beyond the control of the Sponsor or the Trustee, shall be immediately replaced by the Sponsor with a contract to purchase Substitute Securities pursuant to SECTION 3.11.

          "(g) The Trustee shall cause to be delivered to the Sponsor within a reasonable period of time after the end of each calendar year a certificate of the Trustee as to the Additional Securities received by the Trustee for deposit in the Trust Fund and the number of Units issued in exchange therefor, during the calendar year. Within a reasonable time after receipt of such certificate, the Sponsor shall acknowledge in writing the receipt of such certificate and shall certify it as complete and correct or shall indicate to the Trustee in writing any differences between the Sponsor's records of the Securities transactions and the issuance of Units and Trustee's certificate.

          "(h) The Trustee shall have no responsibility or liability for any loss or depreciation resulting from any purchase made pursuant to the Sponsor's instructions and in the absence thereof shall have no duty to purchase any securities. The Trustee shall have no responsibility or liability for maintaining the composition of the Trust Fund.

          "(i) Cash delivered to the Trustee for purchase of Securities pursuant to this section shall be on deposit with the Trustee or any Custodian or sub-custodian specified in SECTION 8.01(a) and shall bear interest for the benefit of the Trust Fund at the Federal Funds rate adjusted daily as reported in the New York Times under the caption 'Key Rates'.
                     --------------

          "(j) The Sponsor may direct the Trustee, with part or all of the proceeds from the sale of Securities, to the extent not required for redemption of Units, to purchase one or more debt obligations for deposit in the Trust, provided that each such debt obligation (1) is an "Eligible Security" as defined in paragraph (a)(5) of Rule 2a-7 pursuant to the Investment Company Act of 1940 or in the opinion of the Sponsor has comparable credit characteristics, and (2) has a fixed final maturity date no later than the next Distribution Day. The proceeds from the maturity of any said debt obligation shall be distributed to Holders on said Distribution Day."

     (i) SECTION 3.07(b)(2) shall be deleted and replaced by the following paragraph:

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

               "(2) the deductions for payment of applicable taxes and fees and expenses of the Trustee and Sponsor and of counsel pursuant to
               SECTION 3.10, and accrued organizational expenses and Deferred Sales Charge, if any;

     (j) SECTION 3.08 shall be amended to add a new paragraph (e), immediately following paragraph (d), as follows:

          "(e) that there has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in the opinion of the Sponsor the sale or tender of the Security is in the best interest of the Holders."

     (k)  SECTION 3.09 shall be amended in its entirety to read as follows:

          "SECTION 3.09.  Reorganization or Similar Event.  In the event that an
                          -------------------------------
     offer by the issuer of any of the Securities or any other party shall be made to issue new Securities in exchange or substitution for any Securities, the Trustee shall reject such offer, except that if (1) the issuer failed to declare or pay anticipated dividends with respect to such Securities or (2) in the opinion of the Sponsor, given in writing to the Trustee, the issuer will probably fail to declare or pay anticipated dividends with respect to such Securities in the reasonably foreseeable future, the Sponsor shall instruct the Trustee in writing to accept or reject such offer and to take any other action with respect thereto as the Sponsor may deem proper. However, should any exchange or substitution be effected notwithstanding such rejection or without an initial offer, any Securities, cash and/or property received in exchange shall be deposited hereunder and shall be sold, if securities or property, by the Trustee pursuant to the Sponsor's direction, unless the Sponsor advises the Trustee to retain such securities or property. The cash then remaining shall be distributed to Holders on the next Distribution Day not fewer than 31 days from the date the exchange consideration was received and otherwise in the manner set forth in SECTION 3.04 regarding distributions from the Capital Account. This section shall apply, but its application shall not be limited, to public tender offers, mergers, acquisitions, reorganizations and recapitalizations. Neither the Sponsor nor the Trustee shall be liable to any person for action or failure to take action pursuant to the terms of this SECTION 3.09."

     (l) For purposes of SECTION 3.11(b), the term "25%" shall be replaced by "10%".

     (m) SECTION 3.11(d) shall be deleted and replaced by the following paragraph:

          "(d) The Replacement Securities must be deposited into the Trust Fund within 110 days of the date of deposit of the Failed Contract Securities."

     (n) Article THREE shall be amended to add a new SECTION 3.16 as follows:

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

          "SECTION 3.16. Foreign Exchange Transactions.  The Sponsor shall
                         -----------------------------
     direct the Trustee with respect to the circumstances under which foreign exchange transactions are to be entered into and with respect to the method whereby calculation of U.S. dollar equivalents for purpose of net asset value computations or otherwise are to be made, in order to convert amounts receivable in respect of Securities in foreign currencies into U.S. dollars. The Trustee shall have no liability for any loss or depreciation resulting from action taken pursuant to such instruction."

     (o) Article THREE shall be amended to add a new SECTION 3.17 as follows:

          "SECTION 3.17 Extraordinary Distributions.  Any property received by
                        ---------------------------
     the Trustee after September 23, 1999 in a form other than cash or additional shares of the Securities or of a Substitute Security received in a non-taxable stock split or stock dividend, which shall be retained by the Trust, shall be dealt with in the manner described in SECTION 3.09 and shall be retained or disposed by the Trustee according to those provisions, provided, however, that no property shall be retained which the Trustee determines shall adversely affect its duties hereunder. The proceeds of any disposition shall be credited to the Income or Capital Account of the Trust, as the Sponsor may direct.

          "The Trust is intended to be treated as a fixed investment (i.e., grantor) trust for income tax purposes, and its powers shall be limited in accordance with the restrictions imposed on such trusts by Treas. Reg.
     Section 301.7701-4."

     (p) Article THREE shall be amended to add a new Section 3.18 as follows:

          "SECTION 3.18.  Deferred Sales Charge:  The Trustee shall, on the
                          ---------------------
     dates specified in and as permitted by the Prospectus, charge the Income Account, the Capital Account and/or distributions to be made therefrom, as such accounts or distributions are designated in the Prospectus as the source of the payments of the Deferred Sales Charge, an amount per Unit specified in the Prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Sponsor. If the balances in the Income and Capital Accounts are insufficient to pay any amount to be charged thereto, the Trustee shall, as directed by the Sponsor, either accrue the liability for subsequent payment at such time as the Sponsor shall instruct, advance funds in an amount equal to the payment due and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Capital Account, sell Securities and credit the proceeds thereof to such special Sponsor's account or credit Securities in kind to such special Sponsor's account; provided, however, that the Trustee shall not be required to advance an aggregate amount in excess of $15,000 pursuant to this Section. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Sponsor to sell a Security, instructions as to execution of such sales. The

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

     Trustee shall have no liability for any loss or depreciation resulting from sales made in accordance with the Sponsor's instruction. If a Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the Prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Holder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Sponsor's Account or, if the Sponsor shall purchase such Unit pursuant to the terms of Section 5.02 hereof, the Sponsor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. If the Prospectus provides for a waiver or refund of any portion of the Deferred Sales Charge under specified circumstances (such as, for example, in connection with a redemption or sale of Units following the death or disability of the Holder), the Trustee shall deduct and pay to the Sponsor the full amount of the Deferred Sales Charge chargeable upon the redemption in the absence of such waiver or refund and the Sponsor shall pay to the affected Holder the amount of such waiver or refund; the Trustee shall have no responsibility to the affected Holder with respect to the amount to be so refunded. The Sponsor may at any time instruct the Trustee to distribute to the Sponsor cash or Securities previously credited to the special Sponsor's Account. Notwithstanding the foregoing, unless the Sponsor shall otherwise direct, the Trustee shall accrue the liability for the Deferred Sales Charge on each Deferred Sales Charge payment date but shall defer the payment thereof and any sale of Securities as shall be necessary to provide funds for such payment, until the last Deferred Sales Charge payment date specified in the Prospectus or such earlier time as a Unit is redeemed. Accordingly, any person who acquires a Unit subsequent to one or more Deferred Sales Charge payment dates will acquire the Unit subject to the unpaid liability for such Deferred Sales Charge payments. Neither the Trustee nor the Sponsor shall have any liability for loss or depreciation resulting from such deferral of payment and sale of Securities."

     (q) SECTION 4.01 shall be amended to read in its entirety as follows:

          "SECTION 4.01  Evaluation of Securities.  The Trustee shall determine
                         ------------------------
     separately and promptly furnish to the Sponsor upon request the value of each issue of Securities as of the Evaluation Time on the basis set forth in this Section on the days on which the Trust Fund Evaluation is required by SECTION 5.01. If the Securities are listed on a national or foreign securities exchange or NASDAQ National Market System, the evaluation shall be determined on the basis of the closing sales price on the exchange, if any, where the Securities are principally traded (unless the Trustee deems such price inappropriate as a basis for valuation) or, if there is no sale price on such exchange, at the mean between the closing bid and offering prices. Notwithstanding the preceding, with respect to a Security which is an American Depositary Receipt ("ADR"), if there is no closing price for the ADR for the relevant business day but there is a closing sale price for such a day for the stock represented by the ADR on the foreign exchange where the stock represented by the ADR is principally traded, the Trustee shall, unless the Sponsor shall otherwise direct, use the closing price for the stock on such foreign exchange. If the

     Securities are not so listed or, if so listed but the principal market therefor is not on any such exchange, the evaluation shall be based on the last reported sale prices as of the Evaluation Time on the over-the-counter market by one or more reporting service selected by the Sponsor and the Trustee as hereinafter provided (unless the Trustee deems such prices inappropriate as a basis for valuations) or, if no such sale prices are available, (1) on the basis of the mean between current bid and offering prices for the Securities, (2) if bid and offering prices are not available for any Securities, on the basis of the mean between current bid and offering prices for comparable securities, (3) by determining the value of the Securities at the mean between the bid and offering sides of the market by appraisal or (4) by any combination of the above. The Trustee may obtain current bid and offering prices for the Securities from investment dealers or brokers (including the Sponsor) that customarily deal in similar securities or from any other reporting service or source of information which the Trustee deems appropriate. With respect to any Security which is not listed on a national exchange, the Sponsor and the Trustee shall, from time to time, designate one or more reporting services or other sources of information on which the Trustee shall be authorized to rely in evaluating such Security, and the Trustee shall have no liability for any errors contained in the information so received. The cost thereof shall be an expense reimbursable to the Trustee from the Income and Capital Accounts.

          "For each evaluation, the Trustee shall also determine and furnish to the Sponsor the aggregate of (a) the value of all Securities on the basis of such evaluation and (b) cash on hand in the Trust Fund (other than cash held specially for the purpose of Contract Securities).

          "Until the Sponsor notifies the Trustee that there will be no further deposits of Additional Securities, in making the evaluations specified in this SECTION 4.01 and in SECTION 5.01, the Trustee shall value purchase contracts as the Securities to be acquired thereunder, and sale contracts as the proceeds thereof (with corresponding deductions from cash and number of shares of Securities, respectively), as of the day on which such contracts are entered into. Following such notification, in making the evaluations specified in this SECTION 4.01 and in SECTION 5.01, the Trustee shall value all contracts for purchase or sale of Securities as Securities or cash, respectively (with corresponding deductions from cash or number of shares), as of the first business day following the day on which contracts are entered into."

     (r) SECTION 5.01(a) shall be amended to read as follows:

          "(a) As of the Evaluation Time (x) on each December 31 and June 30 (or the last Business Day prior thereto) commencing with the first such day which is more than six months after the date of the Reference Trust Indenture, (y) on any business day as of the Evaluation Time next following the tender of any Unit for redemption, and (z) on any other Business Day desired by it or requested by the Sponsor, the Trustee shall:

               (1) Add

                    (A) cash on hand in the Trust Fund, other than cash held
               specially for the purchase of Contract Securities,

                    (B) the aggregate value of each issue of Securities other
               than Contract Securities, and

                    (C) any interest and dividends receivable on stocks trading ex dividend, plus

                    (D) all other assets of the Trust; and

               (2)  Deduct

                    (A) amounts representing any applicable taxes or
               governmental charges payable out of the Trust Fund and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account,

                    (B) amounts representing estimated accrued fees and expenses of the Trust Fund including but not limited to unpaid fees and expenses of the Trustee (including legal and auditing expenses), the Sponsor and of counsel pursuant to SECTION 3.10, and

                    (C) cash allocated for distribution to Holders of record, or redemption of Units, as of a date prior to the evaluation then being made.

          "The resulting figure is herein called a 'Trust Fund Evaluation'. Amounts receivable by the Trust in a foreign currency shall be reported to the Evaluator who shall convert the same to U.S. dollars based on current exchange rates, in the same manner as provided in Section 4.01 for the conversion of the valuation of foreign Securities, and the Evaluator shall report such conversion with each evaluation made pursuant to Section 4.01."

     (s) SECTION 5.02 shall be amended in its entirety to read as follows:

          "SECTION 5.02.  Redemption of Units.  (a) A Holder may tender Units
                          -------------------
     for redemption on any weekday (a "Tender Day") which is not one of the following: New Year's Day, Martin Luther King, Jr. Day, Presidents Day, Good Friday, Memorial Day (observed), Independence Day, Labor Day, Thanksgiving Day or Christmas; provided that any tender received after the
                                    --------
     Evaluation Time or received on a day which is not a Tender Day shall be deemed to be made as of the next succeeding Tender Day. Any Unit tendered by a Holder or his duly authorized attorney for redemption at the Trustee's Office (effected by tender of such documents as the Trustee shall reasonably require and, in the case of certificated Units, by the related Certificate) shall be redeemed and canceled by the Trustee on the third Business Day following the Tender Day (the "Redemption Date"). Units
                                                 ---------------
     tendered for redemption by the Sponsor on any Business Day shall be deemed to have been tendered before the Evaluation Time on such Business Day provided that the Depositors advise the Trustee before the later of the Trustee's close of business and 5:00 p.m. New York City time. By such advice, the Sponsor will be deemed to certify that all Units so tendered were either (a) tendered to the Sponsor or to a retail dealer between the Evaluation Time on the preceding Business Day and the EvaluationTime on such Business Day or (b) acquired previously by the Sponsor but which the Sponsor determined to redeem prior to the Evaluation Time on such Business Day.

          "(b) Subject to deduction of any tax or other governmental charges due thereon, redemption is to be made by payment of cash equal to the Unit Value as of the Evaluation Time next following the tender plus any Accrued Income per Unit from, and including, the day next following such Evaluation Time to, but not including, the day of payment to the redeeming Holder, multiplied by the number of Units being redeemed (the "Redemption Price").
                                                            ----------------
     The portion of the Redemption Price representing the pro rata share of the cash on hand in the Income Account and such Accrued Income shall be withdrawn from the Income Account to the extent funds are available for such purpose. The balance of the Redemption Price, including Accrued Income to the extent unavailable in the Income Account, shall be withdrawn from the Capital Account to the extent that funds are available for such purpose; if the available balance in the Capital Account shall be insufficient, the Trustee shall sell Securities from among those designated for such purpose by the Sponsor on the current list as provided in subsection (d) below, in such amounts as shall be necessary for the purposes of such redemption; provided, however, that no amount in the
                                  --------  -------
     Capital Account may be used for any redemption unless the Sponsor so directs in writing. Instead, Units shall be redeemed by the Trustee's segregating on the books of the Trust those Securities selected from among those designated on such current list by the Sponsor for the account of the Holder (to the extent the value thereof is equal to the Redemption Price (less any cash distributed from the Income and Capital Accounts as directed by the Sponsor)). The Trustee shall sell the Securities, any portion of which has been segregated as provided below, or collect the redemption proceeds thereof and distribute such sale or redemption proceeds (1) to the Holder, to the extent described in the immediately preceding sentence, and
     (2) to the Capital Account, to the extent of any balance of the sale or redemption proceeds; provided that if the Sponsor contemplates any further
                          --------
     deposit of Additional Securities into the Trust in accordance with SECTION 3.06, the Securities to be segregated shall be selected by the Sponsor so as to maintain, to the extent practicable, the proportionate relationship among the number of shares of each Security then existing. In the event that funds are withdrawn from the Capital Account or Securities are sold for payment of any portion of the Redemption Price representing Accrued Income, the Capital Account shall be reimbursed when sufficient funds are available in the Income Account. As used in this

     SECTION 5.02, "Accrued Income" shall mean net accrued but unpaid interest on Securities or interest earned on Funds deposited for purchase of Securities as provided in SECTION 3.06(i) and with respect to Common Stocks and Preferred Stocks, net dividends declared but unpaid but, except as otherwise instructed by the Sponsor, only for the period commencing three Business Days prior to the record date therefor and ending on the date received by the Trustee.

          "(c) If the Prospectus for the Trust provides for in-kind redemption, a Holder who satisfies any requirements specified in such Prospectus for in-kind redemption may, in lieu of redeeming Units in the manner provided in subsection (b) above, redeem Units and request that a distribution in kind be made by the Trustee to the Distribution Agent of (1) Securities (the "Securities Distribution") equal to the fractional undivided interest
           -----------------------
     represented by each Unit in all Securities in the Trust to the extent of the Unit Value of the Units redeemed plus (2) an amount in cash (the "Cash
                                                                           ----
     Distribution") equal to the Unit Value less the value of the Securities
     ------------
     Distribution, determined as of the Evaluation Time next following the tender, multiplied by the number of Units being redeemed (such Securities Distribution and Cash Distribution in the aggregate being referred to herein as the "Redemption Distribution").
                    -----------------------
     In making a Cash Distribution to the Distribution Agent the Trustee shall withdraw the Holder's pro rata share of the cash in the Income Account and Capital Account from such accounts to the extent that funds are available for such purpose.

          "Upon receipt of a Redemption Distribution the Distribution Agent shall hold such distribution for the account of the tendering Holder. Securities shall be held in the name of the Distribution Agent or its nominee and cash shall be held in a non-interest bearing account. Upon receipt of proper instructions from the tendering Holder, the Distribution Agent shall deliver the Redemption Distribution pursuant to such directions (except that if any securities received are available only in book entry form, unless the tendering Holder designates an agent to hold such securities in its name which agent is, or clears through, a member of the depository for those securities, the Distribution Agent shall sell those securities and distribute the cash proceeds, net of transaction costs, if any) as soon as practical, as directed by such tendering Holder upon payment of such reasonable fees set by the Trustee or the Distribution Agent to cover the cost of delivery, including costs for shipping, handling and insurance.

          "Notwithstanding anything herein to the contrary, in the event that any such tender of Units pursuant to this SECTION 5.02(c) would result in the disposition, by the Trustee or the Distribution Agent, of less than a whole Security, the Trustee or Distribution Agent shall distribute cash in lieu thereof and sell such Securities as directed by the Sponsor as required to make such cash available.

          "(d) From time to time or at the request of the Trustee, the Sponsor shall deliver to the Trustee and maintain a current list of Securities to be sold upon the redemption of

     Units. Once Units have been tendered for redemption, the Sponsor shall designate which of such Securities are to be sold. In connection therewith, the Sponsor may specify the minimum number of shares of any Securities to be sold at any one time and the date and manner in which such sale is to be made by the Trustee. If the Sponsor fails to deliver such a list or designate Securities to be sold, the Trustee, in its sole discretion, may, or may hire an agent to, establish a current list of Securities for such purposes and designate which Securities are to be sold. In connection with any sale of Securities pursuant to this SECTION 5.02, the Sponsor shall furnish the Trustee with any documents necessary for the transfer of such Securities or compliance with transfer restrictions, if any, on such Securities.

          "(e) The Trustee shall, when selling Securities, use its reasonable best efforts to secure the best price obtainable for the Trust taking into account any minimum number of shares or value limitations on sales that have been specified by the Sponsor. The Trustee shall place orders with brokers (which may include the Sponsor and its affiliates) or dealers with which it may reasonably expect to obtain the most favorable price and execution of orders.

          "In the event that it is necessary to sell any Securities other than by the above means, and if the Sponsor shall so direct in writing accompanied by any documents necessary to transfer such Securities or to comply with transfer restrictions, if any, on such Security, the Trustee shall transfer any such Securities to a participation trust with a trustee selected by the Sponsor (which may include the Trustee, but the Trustee shall have no obligation to act as such and may receive additional compensation for so acting) to be governed by a trust indenture in exchange for certificates of participation in such trust and shall then sell such certificates of participation in the manner directed by the Sponsor. The Trustee shall be entitled to receive such written notice and may act in reliance thereon. In the event that the moneys received upon the sale of such certificates exceed the amount needed to pay the Redemption Price, the Trustee shall credit such excess to the Capital Account or the Income Account, as appropriate, in proportion to the amounts that represent the principal and accrued interest on the Security transferred to such participation trust. Sales of certificates of participation in any such trust by the Trustee shall be made in such manner as the Sponsor shall determine should realize the best price for the Trust.

          "In the event that funds are withdrawn from the Capital Account or Securities are sold for payment of any portion of the Redemption Price representing Accrued Income, the Capital Account shall be reimbursed when sufficient funds are available in the Income Account.

          "(f) The Trustee may, in its discretion, and shall when so directed by the Sponsor in writing, suspend the right of redemption or postpone the date of payment of the Redemption Price beyond the Redemption Date (1) for any period during which the New

     York Stock Exchange is closed other than customary weekend and holiday closings; (2) for any period during which (as determined by the Securities and Exchange Commission by rule, regulation or order) (A) trading on the New York Stock Exchange is restricted or (B) an emergency exists as a result of which disposal by the Trust of Securities is not reasonably practicable or it is not reasonably practicable fairly to determine the Trust Value; or (3) for such other periods as the Securities and Exchange Commission may by order permit. Subject to SECTION 22 of the Investment Company Act, the right of redemption shall terminate upon the earlier of the Termination Date or the giving of notice of termination to Holders by the Trustee pursuant to SECTION 9.01.

          "(g) Not later than the close of business on the day of tender of a Unit for redemption by a Holder other than the Sponsor, the Trustee shall notify the Sponsor of such tender. The Sponsor shall have the right to purchase such Unit by notifying the Trustee of its election to make such purchase as soon as practicable thereafter but in no event subsequent to
     (1) the close of business on the second Business Day after the day on which such Unit was tendered for redemption or (2) in the case of a tender for redemption by check, the Redemption Date. Such purchase shall be made by payment for such Unit by the Sponsor (1) to the Trustee on behalf of the Holder in the case of a tender for redemption other than by check, and (2) to the Trustee in the case of a tender for redemption by check, in either case not later than the close of business on the Redemption Date of an amount not less than the Redemption Price which would otherwise be payable by the Trustee to such Holder. So long as the Sponsor is maintaining a bid in the secondary market at no less than the Redemption Price, the Sponsor will repurchase any Unit so tendered to the Trustee for redemption. Any Unit purchased by the Sponsor from the Trustee may at the option of the Sponsor be tendered to the Trustee for redemption in the manner provided in subsection (a) of this SECTION 5.02. The Trustee is hereby irrevocably authorized in its discretion, but without obligation, in the event that the Sponsor does not elect to purchase any Unit tendered to the Trustee for redemption, or in the event that a Unit is being tendered by the Sponsor for redemption, in lieu of redeeming such Unit, to sell such Unit in the over-the-counter market for the account of the tendering Holder at a price which will return to the Holder an amount in cash, net after deducting brokerage commissions, transfer taxes and other charges, equal to or in excess of the Redemption Price which such Holder would otherwise be entitled to receive on redemption pursuant to this SECTION 5.02. The Trustee shall pay to the Holder the net proceeds of any such sale no later than the day the Holder would otherwise be entitled to receive payment of the Redemption Price hereunder.

          "(h) Neither the Sponsor, the Trustee nor any Distribution Agent shall be liable or responsible in any way for depreciation or loss incurred by reason of any sale of Securities made pursuant to this SECTION 5.02."

     (t) SECTION 5.03 and all references thereto are deleted.

     (u) For purposes of SECTION 7.03 the amount per year as compensation for the Sponsor is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Sponsor's Annual Fee.

     (v) SECTION 8.01(b) shall be amended by adding the following to the clause ending prior to the proviso beginning in the seventh line:

          "or in respect of any evaluation which it is required to make, or required or permitted to have made by others under this Indenture, or otherwise."

     (w) SECTION 8.01 shall also be amended as follows:

     Paragraph (e) shall be amended in its entirety to read as follows:

     "(e) (i) Subject to the provisions of subparagraphs (II) and (III) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Sponsor acceptable to the Trustee, provided, however, that this disclaimer of liability shall not (i) excuse the Trustee from the responsibilities specified in subparagraph II below or (ii) limit the obligation of the Trustee to indemnify the Trust under subparagraph III below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the affected Trust as set forth in SECTION 8.05 hereof.

          (ii) The Trustee may place and maintain in the care of an eligible foreign custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (I) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) the Trust's foreign securities, cash and cash equivalents in amounts reasonably necessary to effect the Trust's foreign securities transactions, provided that the Trustee hereby agrees to perform all the duties assigned by rule 17f-5 as now in effect or as it may be amended in the future, to the boards of directors of management investment companies. The Trustee's duties under the preceding sentence will not be delegated.
     As used in this subparagraph (II),

               (1) "foreign securities" include: securities issued and sold primarily outside the United States by a foreign government, a national of any foreign country or a corporation or other organization incorporated or organized under the laws of any foreign country and securities issued or guaranteed by the government of the United States or by any state or any political subdivision thereof or by any agency thereof or by any entity organized under the laws of the United States or of any state thereof which have been issued and sold primarily outside the United States.

               (2)  "eligible foreign custodian" means

               (a) The following securities depositories and clearing agencies which operate transnational systems for the central handling of securities or equivalent book entries which, by appropriate exemptive order issued by the Securities and Exchange Commission, have been qualified as eligible foreign custodians for the Trust but only for so long as such exemptive order continues in effect: the Euroclear System ("Euroclear"), and Cedel Bank S.A. ("Cedel").

               (b) Any other entity that shall have been qualified as an eligible foreign custodian for the foreign securities of the Trust by the Securities and Exchange Commission by exemptive order, rule or other appropriate action, commencing on such date as it shall have been so qualified but only for so long as such exemptive order, rule or other appropriate action continues in effect.

          (III) The Trustee will indemnify and hold the Trust harmless from and against any loss occurring as a result of an eligible foreign custodian's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing custodial duties."

          Paragraph (g)(2) shall be amended to read as follows:
          "(2) The liquidation amount referred to in clause (1) shall be 40% of the aggregate net asset value of the Trust at the completion of the initial public offering period."

     (x) SECTION 8.01 shall be amended to add new paragraphs (j), (k) and (l) as follows:

          "(j) All provisions of paragraphs (b), (c), (d), (e) and (h) of this
     SECTION 8.01 shall be deemed to apply to the Distribution Agent as fully and to the same extent as the Trustee.

          "(k) The Trustee in its individual or any other capacity may become owner or pledgee or, or be an underwriter or dealer in respect of, stock, bonds or other obligations issued by the same issuer (or affiliate of such issuer) or any obligor of any Securities at any time held as part of the Trust and may deal in any manner with the same or with the issuer (or an affiliate of the issuer) with the same rights and powers as if it were not the Trustee hereunder.

          "(l) The Trust may include a letter or letters of credit for the purchase of Contract Securities issued by the Trustee in its individual capacity for the account of the Sponsor, and the Trustee may otherwise deal with the Sponsor with the same rights and powers as if it were not the Trustee hereunder."

     (y) SECTION 8.05(d) shall be amended to add the following sentence in lieu of that added at the conclusion of such paragraph by the Amendment dated June 27, 1994:

          "The provisions of this paragraph shall be deemed to apply to the Distribution Agent in respect of any loss, liability or expense arising out of or in connection with such Agent's actions hereunder to the same extent as such provisions apply to the Trustee with respect to its acceptance and administration of the Trust."

     (z) For purposes of SECTION 8.05, the amount per year specified as compensation for the Trustee is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Trustee's Annual Fee.

     (aa) For purposes of SECTION 9.01, the Termination Date shall be the dates specified in the Prospectus under Mandatory Termination of Trust in the Summary of Essential Information.

     (bb) SECTION 10.02 shall be amended to read as follows:

          "SECTION 10.02.  Initial Cost. Subject to reimbursement as hereinafter
           ----------------------------
     provided, the cost of organizing the Trust and sale of the Trust Units shall be borne by the Sponsor, provided, however, that the liability on the
                                    --------  -------
     part of the Sponsor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in SECTION 2.01. Upon notification from the Sponsor after the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account, and pay to the Sponsor the Sponsor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Sponsor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Sponsor, sell Securities identified by the Sponsor, or distribute to the Sponsor Securities having a value, as determined under SECTION 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this Section shall be for the account of the Holders of record at the conclusion of the primary offering period and shall not be reflected in the computation of Unit Value prior thereto. As used herein, the Sponsor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Sponsor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Sponsor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption."


In WITNESS WHEREOF, the parties hereto have caused this Trust Indenture to be duly executed.


     This Indenture shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

In WITNESS WHEREOF, the parties hereto have caused this Trust Indenture to be duly executed.


                           SALOMON SMITH BARNEY INC.
                           Sponsor


                           By: /s/ Kevin Kopczynski
                               --------------------
                               Senior Vice President

                                THE CHASE MANHATTAN BANK, Trustee

                                By: /s/ Lionel Cottino
                                    ----------------------
                                    Second Vice President

(SEAL)

ATTEST:

By: /s/ Rachelle Cohen
    ------------------